STANDSTILL AGREEMENT OF OCTOBER 26 , 2003, BETWEEN
                                        -
                   FIAT S.p.A. AND GENERAL MOTORS CORPORATION


Agreement dated as of October 26, 2003 (this "Agreement"), between Fiat S.p.A., an Italian corporation ("Fiat"), and General Motors Corporation, a Delaware corporation ("General Motors").

WHEREAS, Fiat and General Motors are parties to the Master Agreement between Fiat and General Motors dated as of March 13, 2000, and amended as of July 24, 2000, and October 26, 2003 (the "Master Agreement");

WHEREAS, pursuant to the Master Agreement, Fiat and General Motors have also entered into various agreements providing for a broad strategic alliance, including the Powertrain JV (as defined in the Master Agreement) and the Purchasing JV (as defined in the Master Agreement);

WHEREAS, Fiat (or its subsidiaries) entered into agreements for the sale of certain assets of the financing business of Fiat Auto Holdings B.V. ("FAH") or its subsidiaries (collectively, the "Fidis Transaction");

WHEREAS, at a meeting of the shareholders of FAH held on April 23, 2003, through the vote of the majority shareholder of FAH, a (euro)5 billion capital increase of FAH was approved (the "Recapitalization");

WHEREAS, General Motors regards the Fidis Transaction to be a material breach of
Section 6.10(a) of the Master Agreement and the Recapitalization to be a material breach of Section 6.10(b)(iv) of the Master Agreement (collectively, the "Disputes");

WHEREAS, General Motors regards the Fidis Transaction and the Recapitalization to be prejudicial to General Motors, particularly in the event Fiat were to later seek to utilize the Master Agreement to exercise its Put Option (as provided for in Section 8.03 of the Master Agreement), and General Motors believes it has the legal right to terminate the Master Agreement at this time;

WHEREAS, Fiat contends that the Fidis Transaction and the Recapitalization were wholly proper and not violative of any of General Motors' rights;

WHEREAS, Fiat disagrees with and rejects General Motors' legal positions and contends that neither the Fidis Transaction nor the Recapitalization constitute breaches of the Master Agreement and that General Motors has no legal basis for terminating the Master Agreement;

WHEREAS, both Fiat and General Motors desire to continue their business relationship while at the same time preserving their current legal claims and defenses related to the Disputes; and

WHEREAS, both Fiat and General Motors have determined that the course that best protects each company's respective interests is to enter into this Agreement in order to preserve fully their respective claims and defenses related to the Disputes, and concurrently with the execution of this Agreement to enter into the amendment to the Master Agreement of even date herewith (the "Amendment") providing for, among other things, the postponement of the Put Period (as defined in the Master Agreement);

NOW THEREFORE, in consideration of the following mutual covenants and agreements, the parties (on their behalf and on behalf of their respective subsidiaries) agree and intend to be legally bound as follows:

1. Subject to the other provisions of this Agreement, the parties agree that between the date of this Agreement and December 15, 2004 (the "Standstill Period") neither party (nor any of its respective subsidiaries) shall exercise any remedy (including seeking resolution of a dispute under Section 10.08 of the Master Agreement) or initiate any litigation, action, complaint or other legal proceeding relating to
      (a) the Disputes and any actions related to the Fidis Transaction or the Recapitalization (including any closings or follow-on actions that occur after the date hereof in connection with consummating the Fidis Transaction and any subsequent subscription by Fiat or its affiliates to the FAH capital increase approved on April 23, 2003 and the subsequent use of any proceeds of such subscription) or (b) the Master Agreement arising out of or in connection with any event, circumstance or omission existing on or occurring on or prior to the date hereof.

2. The parties agree that each party shall fully preserve and retain its respective rights, claims, and defenses (a) as they existed on June 30, 2003 related to the Disputes and (b) as they exist on the date hereof related to any other event, circumstance or omission existing on or occurring on or prior to the date hereof (collectively "Other Events"). The parties' positions with respect to the Disputes and the Other Events shall not be affected or prejudiced (including by arguments of waiver, laches, or excuse) by the subsequent passage of time or continued pursuit of the business relationship established by the Master Agreement, including acceptance of benefits thereunder by such party. In so agreeing, neither party, with respect to the Disputes or the Other Events, (a) concedes the validity of any claim or defense asserted by the other party or (b) shall be prejudiced in any manner in any legal proceeding, or be subject to any argument that it has elected any remedy or has waived any of its rights, or otherwise has been prejudiced respecting its claims or defenses, by virtue of entering into this Agreement.

3. The parties each specifically recognize and agree that, in addition to any other remedy at law or equity to which the parties may be entitled, injunctive relief is an available remedy for breach of the terms of this Agreement.

4.    In the event Fiat delivers a written notice to General Motors pursuant to
      Section 2.1 of the Amendment, the Standstill Period shall terminate effective as of the date of the actual receipt of such notice by General Motors.

5. The parties further agree that Section 6.07 of the Master Agreement applies to this Agreement and the subject matter of this Agreement.

6. The parties agree that Sections 1.03, 10.02 (as in effect on the date hereof), 10.03, 10.07, 10.08, 10.09, 10.10 and 10.11 of the Master
      Agreement shall apply mutatis mutandis to this Agreement.

7. Except as specifically provided in the Amendment, neither this Agreement nor the Amendment amends or supersedes the Master Agreement, the Joint Venture agreements, or any other written agreement between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

                              FIAT S.p.A.

                              By:
                                    ------------------------------------
                              Name:  Bruno L. Cova
                              Title: Senior  Vice  President  and
                                     General Counsel


                              GENERAL MOTORS CORPORATION

                              By:
                                    ------------------------------------
                              Name:  Thomas A.Gottschalk
                              Title: ExecutiveVice President -
                                     Law and Public Policy